Exhibit 5.1

January 30, 2026

Foresight Autonomous Holdings Ltd.

7 Golda Meir St.

Ness Ziona 7403650

Israel

Re: Registration Statement on Form S-8

Ladies and Gentlemen,

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on behalf of Foresight Autonomous Holdings Ltd. (the “Company”), relating to 30,000,000 of the Company’s Ordinary Shares, no par value per share (the “Shares”), under the Foresight Autonomous Holdings Ltd. 2024 Share Incentive Plan (the “Plan”).

We are members of the Israel Bar Association and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

In connection with this opinion, we have examined such corporate records, other documents, and such questions of Israeli law as we have considered necessary or appropriate. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies, the authenticity of the originals of such copies and the due constitution of the Board of Directors of the Company.

Based on the foregoing and subject to the qualifications stated herein, we advise you that in our opinion, the Shares issuable under the Plan have been duly authorized and, when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Very truly yours,

/s/ Lipa & Co
Lipa & Co